Exhibit 10(k)

TEXAS INSTRUMENTS 2003 DIRECTOR COMPENSATION PLAN

As Amended November 30, 2006

SECTION 1. PURPOSE.

The Texas Instruments 2003 Director Compensation Plan is designed to attract and retain qualified individuals to serve as directors of the Company and to increase the proprietary and vested interest of such directors in the growth and performance of the Company.

SECTION 2. DEFINITIONS.

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Account” means a Cash Account or Stock Unit Account established under Section 8 of the Plan.

(b)	“Administrator” means the Board or a committee of directors designated by the Board to administer the Plan.

(c)	“Award” means any Option, Restricted Stock Unit or other stock-based award under the Plan.

(d)	“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Director.

(e)	“Board” means the Board of Directors of the Company, as constituted from time to time.

(f)	“Cash Account” means the bookkeeping account established pursuant to Section 8(c) on behalf of each Director who elects pursuant to Section 8(b) to have any of his or her Deferred Compensation credited to a cash account.

(g)	“Change in Control” means an event when (i) any Person, alone or together with its Affiliates and Associates or otherwise, shall become an Acquiring Person otherwise than pursuant to a transaction or agreement approved by the Board prior to the time the Acquiring Person became such, or (ii) a majority of the Board shall change within any 24-month period unless the election or the nomination for election by the Company’s stockholders of each new director has been approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period. For the purposes hereof, the terms Person, Affiliates, Associates and Acquiring Person shall have the meanings given to such terms in the Rights Agreement dated as of June 17, 1998 between the Company and Harris Trust and Savings Bank, as in effect on the date hereof; provided, however, that if the percentage employed in the definition of Acquiring Person is reduced hereafter from 20% in such Rights Agreement, then such reduction shall also be applicable for the purposes hereof. Notwithstanding the foregoing, if a Restricted Stock Unit granted under this Plan is or becomes subject to Section 409(A) of the Code, then with respect to such Restricted Stock Unit “Change in Control” shall mean a change in control event as to the Company, as defined in Section 409(A) of the Code and the regulations thereunder.

(h)	“Code” means the Internal Revenue Code of 1986, as amended.

(i)	“Company” means Texas Instruments Incorporated, together with any successor thereto.

(j)	“Deferred Cash Compensation” means that portion of any Director’s Eligible Compensation that is payable in cash and that he or she elects pursuant to Section 8(a) to be deferred in accordance with this Plan.

(k)	“Deferred Compensation” means that portion of any Director’s Eligible Compensation that he or she elects pursuant to Section 8(a) to be deferred in accordance with this Plan.

(l)	“Director” means a member of the Board who is not an employee of the Company or any subsidiary thereof.

(m)	“Eligible Compensation” means (i) the cash portion of any compensation payable by the Company to a Director for his or her services as a Director but shall not include any reimbursement by the Company of expenses incurred by a Director incidental to attendance at a meeting of the Company’s stockholders, the Board, or any committee of the Board, or of any other expense incurred on behalf of the Company and (ii) any Restricted Stock Units granted by the Company after November 30, 2006 to a Director for his or her services as a Director.

(n)	“Fair Market Value” means the closing price of the Shares on the date specified (or, if there is no trading on the New York Stock Exchange on such date, then on the first previous date on which there is such trading) as reported in “New York Stock Exchange Composite Transactions” in “The Wall Street Journal” or by WSJ.com or Bloomberg L.P., or if unavailable, then by reference to any other source as may be deemed appropriate by the Administrator.

(o)	“G&SR Committee” means the Governance and Stockholder Relations Committee of the Board or any successor committee.

(p)	“Option” means an option granted under Section 6.

(q)	“Participant” means an individual who has received an Award or established an Account under the Plan.

(r)	“Plan” means this Texas Instruments 2003 Director Compensation Plan.

(s)	“Restricted Stock Unit” means a contractual right granted under Section 7 that is denominated in Shares, each of which represents a right to receive a Share upon the terms and conditions set forth in the Plan and the applicable Award Agreement.

(t)	“Secretary” means the Secretary of the Company.

(u)	“Shares” shall mean shares of the common stock of the Company, $1.00 par value.

(v)	“Stock Unit Account” means the bookkeeping account established, pursuant to Section 8(d), on behalf of each Director who elects, pursuant to Section 8(b), to have any of his or her Deferred Cash Compensation credited to a stock unit account.

(w)	“Year” means a calendar year.

SECTION 3. ELIGIBILITY.

Each Director shall be eligible to defer compensation and to receive Awards under the Plan.

SECTION 4. ADMINISTRATION.

This Plan shall be administered by the Administrator. Subject to the terms of the Plan and applicable law, the Administrator shall have full power and authority to: (i) interpret, construe and administer the Plan and any instrument or agreement relating to, or Award granted or Accounts established under, the Plan; (ii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan; and (iii) make any other determination and take any other action that it deems necessary or desirable for the administration of this Plan. All decisions of the Administrator shall be final, conclusive and binding upon all parties, including the Company, the stockholders and the directors.

SECTION 5. SHARES SUBJECT TO THE PLAN.

(a)	Subject to adjustment as provided below, the number of Shares available for issuance under the Plan shall be 2,000,000 Shares.

(b)	If, after the effective date of the Plan, any Shares covered by an Award or Stock Unit Account, or to which such an Award relates, are forfeited, or if such an Award or Account otherwise terminates without the delivery of Shares, then such Shares, to the extent of any such forfeiture or termination, shall again be, or shall become, available for issuance under the Plan.

(c)	In the event that any Award granted hereunder is exercised through the delivery of Shares, or in the event that withholding tax liabilities arising from such Award are satisfied by the withholding of Shares by the Company, the number of Shares available for Awards under the Plan shall be increased by the number of Shares so surrendered or withheld.

(d)	Any Shares delivered pursuant to an Award or Stock Unit Account may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

(e)	In the event that the Administrator shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust any or all of (i) the number of outstanding Restricted Stock Units, (ii) the number and type of Shares credited to Stock Unit Accounts, (iii) the number and type of Shares subject to Options, (iv) the exercise price with respect to any Option or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Option, and (v) the aggregate limit specified in Section 5(a); provided, however, that no fractional Restricted Stock Units or Shares shall be issued or outstanding hereunder.

SECTION 6. OPTIONS.

After the effective date of this Plan, each Director will be granted annually an Option to purchase 7,000 Shares. The Options granted will be nonstatutory stock options not intended to qualify under Section 422 of the Code and shall have the following terms and conditions:

(a)	Price and Term of Options. The purchase price per share of Shares deliverable upon the exercise of each Option shall be 100% of the Fair Market Value per share of the Shares on the date the Option is granted. Each Option shall have a term not to exceed ten years from the date of grant.

(b)	Payment. The Secretary shall determine the method or methods by which, and the form or forms, including, without limitation, cash, Shares, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which payment of the exercise price with respect to an Option may be made or deemed to have been made.

(c)	Exercisability. Subject to Sections 6(d) and 6(e), Options shall become exercisable in four equal annual installments commencing on the first anniversary date of the grant.

(d)	Change in Control. In the event of a Change in Control, the provisions of Sections 6(c) and 6(e) shall not apply (except for Section 6(e)(vi)(B), which shall apply) and Options outstanding under the Plan shall be immediately exercisable in full and continue to full term.

(e)	Termination of Service as a Director. The effect of a Participant’s termination of service as a director shall be as follows:

(i)	Termination for cause: All outstanding Options held by the Participant shall be canceled immediately upon termination.

(ii)	Death: All outstanding Options held by the Participant shall continue to full term, becoming exercisable in accordance with Section 6(c), and shall be exercisable by such Participant’s heirs.

(iii)	Permanent disability: All outstanding Options held by the Participant shall continue to full term, becoming exercisable in accordance with Section 6(c).

(iv)	Termination after 8 years of service: All outstanding Options held by the Participant shall continue to full term, becoming exercisable in accordance with Section 6(c).

(v)	Termination by reason of ineligibility to stand for reelection under the Company’s by-laws: All outstanding Options held by the Participant shall continue to full term, becoming exercisable in accordance with Section 6(c).

(vi)	Other: For any termination other than those specified above, all outstanding Options held by the Participant shall be exercisable for 30 days after the date of termination, only to the extent that such Options were exercisable on the date of termination, except as follows:

(A)	If the Participant dies within 30 days after his or her termination, then such Participant’s heirs may exercise the Options for a period of up to one year after the Participant’s death, but only to the extent any unexercised portion was exercisable on the date of termination.

(B)	If the Participant’s termination occurs within 30 days before the effective date of a Change in Control, then the Change in Control will be deemed to have occurred first and the Options shall be exercisable in accordance with Section 6(d).

(f)	Option Agreement. Each Option granted hereunder shall be evidenced by an Award Agreement with the Company, which shall contain the terms and provisions set forth herein and shall otherwise be consistent with the provisions of the Plan.

SECTION 7. RESTRICTED STOCK UNITS.

(a)	Grants of Restricted Stock Units.

(i)	Following the effective date of this Plan, each Director shall, effective as of the date of such individual’s initial election or appointment to the Board, be granted 2,000 Restricted Stock Units.

(ii)	Effective November 30, 2006, each Director shall also be granted annually 2,500 Restricted Stock Units.

(iii)	Each Restricted Stock Unit granted pursuant to this Section 7(a) shall be paid or settled by the issuance of one Share.

(iv)	Each Restricted Stock Unit grant made prior to November 30, 2006, shall be paid or settled upon the termination of such recipient’s service as a director of the Company, provided that such termination of service shall have occurred (A) after the age at which a director is ineligible under the Company’s by laws to stand for reelection to the board, (B) after the completion of at least eight years of service as a director of the Company, (C) as a result of the Director’s death or disability, or (D) in connection with or as a result of a Change in Control. In the event such recipient’s membership on the Board shall terminate prior to the attainment of the age of ineligibility for reelection and prior to the completion of eight years of service as a director for reasons other than death or disability, such Restricted Stock Units shall terminate and all of the rights, title and interest of the recipient thereunder shall be forfeited in their entirety.

(v)	Each Restricted Stock Unit grant made on or after November 30, 2006, shall have the following additional terms and conditions:

(A)	Vesting. Subject to Section 7(a)(v)(B) and subject to a Director’s election to defer the settlement of Restricted Stock Units pursuant to Section 8, the shares covered by the Restricted Stock Units shall be issued as soon as practicable after the fourth anniversary of the date of grant.

(B)	Change in Control. In the event of a Change in Control, the provisions of Section 7(a)(v)(A) shall not apply, any election by a Director to defer settlement of Restricted Stock Units pursuant to Section 8 shall be cancelled and Restricted Stock Units outstanding under this Plan shall vest immediately.

(C)	Termination of Service as a Director. The effect of a Participant’s termination of service as a director shall be as follows:

(I)	Death. All outstanding Restricted Stock Units held by the Participant shall continue to full term subject to the other terms and conditions of this Plan, and shares shall be issued to such

Participant’s heirs at such times and in such manner as if the Participant were still a Director of the Company on the date of vesting.

(II)	Permanent disability. All outstanding Restricted Stock Units held by the Participant shall continue to full term subject to the other terms and conditions of this Plan, and shares shall be issued to such Participant at such times and in such manner as if the Participant were still a Director of the Company on the date of vesting.

(III)	Termination after 8 years of service. All outstanding Restricted Stock Units held by the Participant will continue to full term subject to the other terms and conditions of this Plan.

(IV)	Termination for reason of ineligibility to stand for reelection under the Company’s By-laws. All outstanding Restricted Stock Units held by the Participant will continue to full term subject to the other terms and conditions of this Plan.

(V)	Other. For any termination other than those specified above, all outstanding Restricted Stock Units held by the Participant shall terminate and become void without any shares being issued, except as provided in Section 7(a)(v)(c)(VI).

(VI)	If a Participant’s termination of service (other than for cause) occurs within 30 days of a Change in Control, then the Change in Control shall be deemed to have occurred first and the provisions of Section 7(a)(v)(B) shall apply.

(D)	Restricted Stock Unit Agreement. Each Restricted Stock Unit granted under this Section 7(b) shall be evidenced by an Award Agreement with the Company, which shall contain the terms and conditions set forth herein and shall otherwise be consistent with the provisions of this Plan.

(b)	Right to Dividend Equivalents. Each recipient of Restricted Stock Units under this Plan shall have the right, during the period when such Restricted Stock Units are outstanding and prior to the termination, forfeiture or payment or settlement thereof, to receive dividend equivalents equal to the amount or value of any cash or other distributions or dividends payable on the same number of Shares. The Company shall accumulate dividend equivalents on each dividend payment date and pay such accumulated amounts without interest annually.

(c)	Issuance of Shares Upon Lapse of Restrictions. A stock certificate or certificates shall be registered and issued in the name of the holder of Restricted Stock Units and delivered to such holder as soon as practicable after such Restricted Stock Units have become payable or settleable in accordance with the terms of the Plan.

SECTION 8. DEFERRED COMPENSATION.

(a)	Deferral Election. Each eligible Director may elect, with respect to any Year, that all or any portion of his or her Eligible Compensation be deferred in accordance with the terms of this Plan.

(b)	Cash Compensation Investment Alternatives. Each Director may elect that his or her Deferred Cash Compensation for any Year be credited to a Cash Account or a Stock Unit Account or to any combination thereof.

(i)	Cash Accounts.

(A)	The Company shall establish and maintain a separate unfunded Cash Account for each Director who has elected that any portion of his or her Deferred Cash Compensation be credited to a Cash Account.

(B)	As of the date on which any amount of a Director’s Deferred Cash Compensation becomes payable, his or her Cash Account shall be credited with an amount equal to that portion of such Deferred Cash Compensation as such Director has elected be credited to his or her Cash Account.

(C)

As of the last day of each month, interest on each Cash Account shall be credited on the average of the balances on the first and last day of such month. Interest shall be credited at a rate equivalent to the average yield on corporate bonds rated Aaa by Moody’s Investors Service on September 30 of the preceding Year (or if there is no such yield reported for such date, then on the next preceding date for which such a yield is reported) as published in Federal Reserve Statistical Release H.15, or at such other rate as may be determined by the G&SR Committee for each Year.

(ii)	Stock Unit Accounts.

(A)	The Company shall establish and maintain a separate unfunded Stock Unit Account for each Director who has elected that any portion of his or her Deferred Cash Compensation be credited to a Stock Unit Account.

(B)	As of each date on which any amount of a Director’s Deferred Cash Compensation becomes payable, his or her Stock Unit Account shall be credited with that number of units as are equal to the number of full or fractional Shares as could be purchased at the Fair Market Value on the first trading day preceding such date with the portion of such Deferred Cash Compensation as such Director has elected be credited to his or her Stock Unit Account.

(C)	As of the payment date for each dividend on Shares declared by the Board, there shall be credited to each Stock Unit Account that number of units as are equal to the number of full or fractional Shares as could be purchased at the Fair Market Value on the first trading day preceding the payment date for such dividend with an amount equal to the product of: (i) the dividend per share, and (ii) the number of units in such Stock Unit Account immediately prior to the record date for such dividend.

(c)	Restricted Stock Units. Each Director may elect to defer all or a portion of any Restricted Stock Unit granted after November 30, 2006.

(d)	Form and Time of Election. A Director’s election to defer all or any portion of his or her Eligible Compensation for any Year shall be irrevocable. The election shall be made in writing in the form (“Election Form”) prescribed by the Secretary. Except as hereinafter provided, to be effective, an Election Form for any Year shall be required to be received by the Secretary on or before December 31 of the preceding Year. In the case of a Director’s initial election to the Board, the initial Election Form shall be received not more than 30 days following his or her election to the Board and, if not received within such 30-day period, the Election Form shall be effective only for Eligible Compensation earned after its receipt.

(e)	Form and Time of Distributions. (i) Distributions of amounts credited to each Director’s Cash Account shall be made in cash. (ii) Distributions of units credited to each Director’s Stock Unit Account shall be made by issuing to such Director an equivalent number of Shares; provided, however, that no fractional shares will be issued and any fractional unit will be distributed by payment of cash in the amount represented by such fractional unit based on the Fair Market Value on the date preceding the date of payment. (iii) Distribution of Shares relating to vested Restricted Stock Units the Director has elected to defer shall be made by issuing to such Director the whole number of Shares attributable to such vested Restricted Stock Units; provided, however, that no fractional shares will be issued and any fractional unit will be distributed by payment of cash in the amount represented by such fractional unit based on the Fair Market Value on the date preceding the date of payment. Except as otherwise hereinafter provided, distributions of Deferred Compensation shall be made (y) on the first day of the month following such Director’s termination of service on the Board for any reason other than death, or (z) at such later time as the Director has elected in accordance with the terms of this Plan. Notwithstanding the foregoing, (I) an earlier distribution may be made, at the discretion of the Administrator, upon a finding that a Director is suffering a significant financial hardship caused by a recent event or events not within such Director’s control; provided, however, that in such event, the cash or shares distributed shall be limited to those amounts necessary to accommodate the financial hardship, as determined by the Administrator and (II) an earlier distribution of Restricted Stock Units shall be made upon a Change in Control as provided by Section 7(a)(v)(B).

(f)	Death of Director. Notwithstanding the foregoing, in the event of the death of a Director prior to receipt by such Director of the full amount of cash and number of shares to be distributed to the

Director from the Cash Account and Stock Unit Account, all such cash and/or shares will be distributed to the beneficiary or beneficiaries designated by the Director, or if no beneficiary has been designated, to the Director’s estate as soon as practicable following the month in which the death occurred. Shares to be distributed to the Director in connection with deferred Restricted Stock Units that are vested shall also be distributed as described in the preceding sentence; for unvested Restricted Stock Units, distribution shall occur as soon as practicable following their vesting date.

(g)	Certain Rights Reserved by the Company. In the event that, pursuant to Section 10, the Company suspends, modifies or terminates this Plan, the Company shall have the right to distribute to each Director all amounts in such Director’s Cash Account or Shares equivalent to units in such Director’s Stock Unit Account, including, in the case of Stock Unit Accounts, the right to distribute cash equivalent to the units in such Accounts and all Shares attributable to vested Restricted Stock Units that a Director has elected to defer.

(h)	Certain Affiliations. In the event that any Director terminates his or her membership on the Board and becomes affiliated with a government agency or with any private company or firm that the G&SR Committee believes to be in competition with the Company, the Board may, at its discretion, require a distribution of all amounts in any Director’s Cash Account, shares equivalent to units in such Director’s Stock Unit Account or Shares attributable to vested Restricted Stock Units that such Director has elected to defer.

(i)	Distribution of Shares Relating to Restricted Stock Units. Notwithstanding anything to the contrary herein, no distribution of Shares relating to Restricted Stock Units shall occur until the Restricted Stock Units have vested.

SECTION 9. OTHER STOCK-BASED AWARDS.

The Administrator is hereby authorized to grant to Directors such other Awards (including, without limitation, stock appreciation rights and rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Administrator to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Administrator shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 9 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, as the Administrator shall determine, the value of which consideration, as established by the Administrator, shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

SECTION 10. AMENDMENT AND TERMINATION.

Except to the extent prohibited by applicable law:

(a)

Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan, including, without limitation, the number of shares subject to Awards granted pursuant to Sections 6 and 7, without the consent of any stockholder, Participant, other holder or beneficiary of any Award, or other person; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply or (ii) the consent of the affected Participant, if such action would adversely affect the rights of such Participant under any outstanding Award; and provided further, that no such amendment or alteration shall increase the aggregate number of shares that may be issued under the Plan except as provided in Section 5(e). Notwithstanding any other provision of the Plan or any Award Agreement, no such amendment, alteration, suspension, discontinuation or termination shall be made that would (1) permit Options to be granted with a per Share exercise price of less than the Fair Market Value of a Share on the date of grant thereof or (2) except as provided in Section 5(e), (x) reduce the exercise price of any Option established at the time of grant thereof, (y) be treated as a repricing under U.S. generally accepted accounting principles (“GAAP”) or (z) cancel an Option at a time when its exercise price is equal to or greater than the Fair Market Value of a Share, in exchange for another Option, restricted stock unit or other equity, unless such cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. A cancellation and exchange described in clause (z) of the immediately preceding sentence is prohibited regardless of whether the option, restricted stock unit or other equity is delivered simultaneously with the cancellation and regardless of whether the cancellation and exchange is treated as a repricing under GAAP or is voluntary on the part of the Participant.

(b)	Correction of Defects, Omissions and Inconsistencies. The Administrator may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

SECTION 11. GENERAL PROVISIONS.

(a)	No Rights of Stockholders. Neither a Participant nor a Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company in respect of any Shares issuable under the Plan in connection with any Award or Account, in whole or in part, unless and until certificates for such shares shall have been issued.

(b)	Limits of Transfer of Awards. No Award and no right under any such Award, shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution. During the Participant’s lifetime, rights under an Award shall be exercisable only by the Participant, or if permissible under applicable law, by the Participant’s guardian or legal representative.

(c)	No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)	Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

(e)	Severability. If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person, Award or Account, or would disqualify the Plan or any Award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(f)	No Trust or Fund Created. Neither the Plan nor any Award or Account shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive an Award or Account, or Shares pursuant to an Award or Account, from the Company pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g)	Accounts Unsecured. Until distributed, all amounts credited to any Cash Accounts or represented by units credited to any Stock Unit Account or shall be property of the Company, available for the Company’s use, and subject to the claims of general creditors of the Company. The rights of any Director or beneficiary to distributions under this Plan are not subject to anticipation, alienation, sale, transfer, assignment, or encumbrance, and shall not be subject to the debts or liabilities of any Director or beneficiary.

(h)

Withholding. The Company shall be authorized to withhold from any Awards granted or any transfer made under any Award or under the Plan or from any dividend equivalents to be paid on Restricted Stock Units the amount (in cash, Shares, other securities, or other property) of any taxes required to be withheld in respect of a grant, exercise, payment or settlement of an Award or any payment of dividend equivalents under Restricted Stock Units or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of any such taxes.

(i)	No Right to Continued Board Membership. The grant of an Award or establishment of an Account shall not be construed as giving a Participant the right to be retained as a director of the Company. The Board may at any time fail or refuse to nominate a Participant for election to the Board, and the stockholders of the Company may at any election fail or refuse to elect any Participant to the Board free from any liability or claim under this Plan or any Award or Account.

(j)	Cancellation. Any provision of the Plan or any Award Agreement to the contrary notwithstanding, the Administrator may cause any Award granted hereunder to be cancelled in consideration of a cash payment or alternative Award made to the holder of such cancelled Award equal in value to the Fair Market Value of such cancelled Award on the date of cancellation.

SECTION 12. EFFECTIVE DATE OF PLAN.

The Plan shall be effective as of the date of its approval by the stockholders of the Company.

SECTION 13. TERM OF THE PLAN.

No Award shall be granted or compensation deferred under the Plan after the seventh anniversary of the Effective Date of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted or Account established prior to the termination of the Plan may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or Account, or to waive any conditions or rights thereunder, and the authority of the Board to amend the Plan, shall extend beyond such date.